Exhibit 99.1

CELERITEK REPORTS SECOND QUARTER RESULTS

     (SANTA CLARA, CA), October 15, 2003,—Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for defense applications and commercial communications networks, today reported financial results for its second quarter ended September 30, 2003.

Financial Results

     For the second quarter of fiscal 2004, Celeritek reported revenues of $7.1 million, compared with $6.6 million in the first quarter of fiscal 2004 and $15.5 million in the second quarter of fiscal 2003. The net loss for the second quarter of fiscal 2004 was $5.7 million or $0.46 per share, compared with a net loss of $1.2 million or $0.10 per share for the same period a year ago. Included in other income was $0.8 million related to the collection of a cancellation charge from a customer. Included in the net loss was a non-cash special charge of $0.6 million for asset impairment expense related to the previously announced restructuring of Celeritek’s facility in the United Kingdom and $2.0 million related to Celeritek’s decision to exit the wireless handset power amplifier market. On October 15, 2003, Celeritek sold the assets of the wireless handset power amplifier business for $1.0 million.

     On September 29, 2003, Celeritek announced that it was exiting its wireless handset power amplifier business and would focus on GaAs-based subsystems for the defense market and standard GaAs semiconductors for the defense and communications markets. As a result of this action, Celeritek expects its cash usage to be approximately $1.0 million per quarter compared to $5.0 million in the first quarter of fiscal 2004 and $4.0 million in the second quarter of fiscal 2004. In addition, Celeritek expects to significantly reduce its breakeven revenue level from approximately $18 million, currently, to approximately $10 million per quarter going forward, and anticipates realizing annual cost savings in the range of $9 million to $10 million. Celeritek also expects to incur approximately $2.4 million in special charges next quarter related to termination expenses, a building lease impairment and facilities consolidation costs.

     Celeritek’s backlog at September 30, 2003 was $12.9 million, comprised of $10.4 million in defense products and $2.5 million in semiconductor products. The book-to-bill ratio in the quarter was 0.8 for semiconductor products and 1.0 for defense products.

     Semiconductor revenues were $2.2 million in the second quarter of fiscal 2004, compared to $1.6 million in the first quarter of fiscal 2004 and $11.4 million in the second quarter of fiscal 2003. There were no handset related revenues in the first two quarters of fiscal 2004. The increased revenue from the first to the second fiscal quarter was due to increased shipments to defense customers. In the second quarter of fiscal 2003, the revenue of $11.4 million included $10.1 million of handset related revenue.

     Subsystem revenues were $4.9 million in the second quarter of fiscal 2004, compared to $5.0 million in the first quarter of fiscal 2004 and $3.9 million in the second quarter of fiscal 2003.

     Gross margin improved sequentially to 19% of sales in the second fiscal quarter versus 8% in the first quarter. This improvement was primarily due to reduced overhead expenses. Celeritek used $4.0 million in cash in the second quarter of fiscal 2004, resulting in a balance of cash and short-term investments of $86.8 million at September 30, 2003. At the end of the second quarter of fiscal 2004, the accounts receivable and inventory balances were $4.2 million and $3.3 million respectively. The accounts receivables and inventory balances were each $3.5 million at the end of the first quarter of fiscal 2004.

Comments from Management

     “As previously announced, we made the decision at the end of September to exit our wireless handset power amplifier business. We believe the severe pricing pressure and other adverse market conditions in the wireless handset industry would have prevented our handset related business from achieving acceptable gross margins. This decision allows us to focus our resources on market areas where we believe our core competencies will allow us the greatest opportunity of success in our goal of returning to profitability,” said Tamer Husseini, president and chief executive officer of Celeritek.

     “In our defense business, we continue to experience an increased demand for engineering proposals and solutions. And while this demand will not impact short-term results, it should lead to longer-term growth in defense revenues. We have increased our engineering resources in this area and are pursuing new business, not only for our traditional amplifier products but also for more integrated, multi-function assemblies.

     “In our semiconductor business, we will continue our focus on high performance, low-cost standard products for both the commercial communications market and the defense market. We will also continue to leverage our global distribution partnership with Richardson Electronics to broaden our customer base,” continued Mr. Husseini.

     “We believe this combination of efforts will keep our company moving towards its goal of returning to profitability and increasing shareholder value,” concluded Mr. Husseini.

Business Outlook

     Celeritek currently expects revenues to be approximately $7.0 million to $8.0 million in the third quarter of fiscal 2004 with gross margins of approximately 20% to 25%. R&D expense is expected to be $1.6 million to $1.8 million for the quarter and SG&A expense is expected to be $2.4 million to $2.5 million for the quarter, absent any termination or impairment expense. Cash balances are projected to be approximately $85.0 million to $86.0 million at the end of December 2003.

Conference Call

     Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the second quarter of fiscal 2004 and comment on the Company’s business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek’s web site: www.celeritek.com. The call will also be available live by dialing (800) 734-1246 (within the US) and (303) 957-1175 (outside the US).

A replay of the call will be available through Sunday, October 19th until 5:00 PM PT. The replay number is (800) 633-8284 (within the US) and at (402) 977-9140 (outside the US). Enter reservation # 21162957 for the replay.

About Celeritek

     Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

Safe Harbor Statement

This release contains forward-looking statements. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and include statements, among others, regarding: expected cash usage of $1.0 million per quarter; the expected reduction in Celeritek’s breakeven revenue level from approximately $18 million, currently, to approximately $10 million per quarter, going forward; the expected annual cost savings of approximately $9 million to $10 million; expected special charges of approximately $2.4 million in the next quarter related to termination expenses, a building lease impairment and facilities consolidation costs; the effect that exiting the wireless handset power amplifier business will have on Celeritek’s ability to achieve profitability; the increased demand in Celeritek’s defense business for engineering proposals and solutions; longer-term growth in defense revenues; pursuing new business for amplifier products and multi-function assemblies; the continued focus on high performance, low-cost standard products for both the commercial communications market and the defense market; leveraging Celeritek’s global distribution partnership with Richardson Electronics to broaden the company’s customer base; the ability of the company to return to profitability and increase shareholder value; expected revenues of approximately $7.0 million to $8.0 million in the third quarter of fiscal 2004; expected gross margins of approximately 20% to 25% in the third quarter; expected R&D expense of approximately $1.6 million to $1.8 million and SG&A expense of approximately $2.4 million to $2.5 million for the quarter, absent any termination or impairment expense; and expected cash balances of approximately $85.0 million to $86.0 million at the end of December 2003. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk that Celeritek will be unable to manage effectively and efficiently its exit from the wireless handset power amplifier business, leading to higher costs than expected; the risk that increasing engineering staff will not result in product breakthroughs or sales with respect to the defense business; the risk that our competitors may introduce products superior to ours; and the risk that the company will not achieve the necessary revenue level to reach profitability. Reference is made to the discussion of risk factors detailed in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.

CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30,	March 31,
	2003	2003

	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$13,463	$28,909
Short-term investments	73,304	66,727
Accounts receivable, net	4,156	4,483
Inventories	3,257	3,599
Prepaid expenses and other current assets	2,945	1,925

Total current assets	97,125	105,643
Property and equipment, net	6,132	11,029
Intangible assets	0	931
Other assets	4,829	4,857

Total assets	$108,086	$122,460

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,923	$4,355
Accrued payroll	1,764	1,601
Accrued liabilities	3,975	4,201
Current portion of long-term debt	2,667	2,543
Current obligations under capital leases	628	597

Total current liabilities	12,957	13,297
Long-term debt, less current portion	758	2,126
Non-current obligations under capital leases	574	793
Shareholders’ equity	93,797	106,244

Total liabilities and shareholders’ equity	$108,086	$122,460

Note: The balance sheet at March 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$7,083	$15,484	$13,655	$30,825
Cost of goods sold	5,704	11,604	11,721	22,990

Gross profit (loss)	1,379	3,880	1,934	7,835
Operating expenses:
Research and development	2,914	2,738	5,829	5,344
Selling, general and administrative	2,456	2,763	7,107	5,417
Special charge	2,601	—	2,601	—
Amortization of intangibles	129	—	257	—

Total operating expenses	8,100	5,501	15,794	10,761
Loss from operations	(6,721)	(1,621)	(13,860)	(2,926)
Impairment of strategic investment	—	—	—	(330)
Interest income and other, net	991	453	1,232	821

Loss before income tax	(5,730)	(1,168)	(12,628)	(2,435)
Provision for income taxes	—	—	—	—

Net loss	($5,730)	($1,168)	($12,628)	($2,435)

Basic earnings (loss) per share	($0.46)	($0.10)	($1.02)	($0.20)

Diluted earnings (loss) per share	($0.46)	($0.10)	($1.02)	($0.20)

Weighted average common shares outstanding	12,374	12,280	12,359	12,256
Weighted average common shares outstanding, assuming dilution	12,374	12,280	12,359	12,256